Vocus Announces Results for Fourth Quarter and Full Year 2011
Company Reports 17% Revenue Growth and Record New Customer Additions on Strong Demand for its
Cloud-Based Marketing Suite

Beltsville, MD: February 28, 2012 – Vocus, Inc. (NASDAQ: VOCS), a leading provider of cloud-based marketing and PR software, announced today financial results for the fourth quarter and full year ended December 31, 2011.

“We are very pleased to report another strong quarter highlighted by better-than-expected revenue and earnings per share and a record number of net new customers,” said Rick Rudman, President and CEO of Vocus, Inc. “During the quarter we saw particularly strong demand for our recently launched marketing suite. We believe this speaks to the compelling value our integrated marketing suite offers both small and mid-sized businesses looking for a modern marketing solution to help attract prospects and turn them into loyal customers.”

In a separate release issued today, Vocus announced that on February 24th it acquired iContact, a leading provider of cloud-based email marketing software used by over 70,000 organizations to create and publish professional quality emails to engage, educate and retain customers. Under the terms of the agreement, Vocus acquired iContact for approximately $91 million of cash, $9 million of common stock and approximately $79 million of redeemable convertible preferred stock, aggregating $169 million of total consideration, net of $10 million cash acquired. Additional details and information about the terms and conditions of the acquisition are available in a Current Report on Form 8-K filed by Vocus with the Securities and Exchange Commission.

“We’re very excited about this acquisition, which will add award-winning email capabilities to our marketing suite, and also more than double our customer base of small and mid-sized businesses looking for a modern marketing suite to help them grow their business,” said Rick Rudman, President and CEO of Vocus, Inc. “We believe this acquisition positions Vocus well for long-term growth and success in the large and growing cloud marketing space.”

Vocus also announced today the closing of a new $15 million revolving credit facility with a major lending institution that will be used for general working capital purposes and to provide increased liquidity and financial flexibility. The new facility has a one-year, annual renewable term and bears interest at the bank’s LIBOR rate plus 2.25%.

Financial Highlights

Income Statement – Fourth Quarter

•	GAAP revenue for the fourth quarter of 2011 was $30.5 million, a 17% increase over the comparable period in 2010.

•	GAAP income from operations for the fourth quarter of 2011 was $393,000, compared to loss from operations of $(866,000) for the comparable period in 2010.

•	Non-GAAP income from operations for the fourth quarter of 2011 was $5.1 million, compared to $3.4 million for the comparable period in 2010.

•	GAAP net loss for the fourth quarter of 2011 was $(11.8) million or $(0.63) per diluted share, compared to net loss of $(397,000) or $(0.02) per diluted share for the comparable period in 2010.

•	Non-GAAP net income for the fourth quarter of 2011 was $4.8 million or $0.24 per diluted share, compared to $3.9 million or $0.19 per diluted share for the comparable period in 2010.

Income Statement – Full Year

•	GAAP revenue for the full year 2011 was $114.9 million, a 19% increase over the comparable period in 2010.

•	Non-GAAP revenue for the full year 2011 was $115.1 million, an 18% increase over the comparable period in 2010.

•	GAAP loss from operations for the full year 2011 was $(4.2) million, compared to $(3.6) million for the comparable period in 2010.

•	Non-GAAP income from operations for the full year 2011 was $15.3 million, compared to $14.2 million for the comparable period in 2010.

•	GAAP net loss for the full year 2011 was $(14.6) million or $(0.78) per diluted share, compared to $(3.7) million or $(0.21) per diluted share for the comparable period in 2010.

•	Non-GAAP net income for the full year 2011 was $16.7 million or $0.81 per diluted share, compared to $14.1 million or $0.71 per diluted share for the comparable period in 2010.

Balance Sheet and Other Financial Information

•	Total deferred revenue as of December 31, 2011 was $63.0 million compared to $56.6 million at December 31, 2010.

•	Cash flow from operations for the full year 2011 was $31.1 million, and free cash flow for the full year 2011 was $17.3 million, which includes a $147,000 payment of contingent consideration for business acquisitions in excess of the fair value recorded on the acquisition date.

•	Total cash, cash equivalents and short-term investments as of December 31, 2011 was $108.2 million.

•	Purchased 850,031 shares of common stock during 2011 under its stock repurchase program at an aggregate cost of $16.8 million.

This release includes non-GAAP financial measures. For a description of these non-GAAP financial measures, please refer to section “Use of Non-GAAP Financial Measures” and the accompanying table entitled “Reconciliation of Non-GAAP Measures.”

Recent Business Highlights

•	Added 1,052 net new annual subscription customers during the fourth quarter of 2011 compared to 822 net new annual subscription customers added during the comparable period in 2010 and ended the quarter with 11,907 total active annual subscription customers.

•	Signed subscription agreements with new and existing customers of all sizes including Cuddledown, City of Sunny Isles Beach, Grand Theatre de Provence, Gruv Gear, Hanes Brands, Mayo Clinic, The Motley Fool, National Geographic Society, Orbitz, PPG Industries, REI, Spanx and the University of Gloucestershire.

•	Launched Vocus Marketing, a new cloud-based software suite that helps businesses attract customers on search engines, get followers on Facebook and Twitter, and generate buzz and visibility online and in the media.

•	Launched localized Vocus PR software suite and PRWeb online news release service in France offering customers distribution to French-based media, search engines, news sites and consumers in order to share their news and drive sales.

•	Released a mobile version of Vocus Marketing allowing users to access Vocus from smartphones and enabling them to grow their business while on the go, at home or wherever they may be.

•	Recognized by Deloitte as one of North America’s 500 fastest growing technology, media, telecommunications, life sciences and clean technology companies.

Guidance

Vocus is providing, for the first time, guidance for the first quarter and full year 2012 based on information as of February 28, 2012, which includes the expected financial results of iContact from the date of acquisition:

•	For the first quarter of 2012, non-GAAP revenue, which excludes the write-down of the acquired deferred revenue, is expected to be in the range of approximately $34.7 million to $35.0 million. Non-GAAP EPS, which excludes stock-based compensation, amortization of intangible assets and acquisition related expenses, is expected to be in the range of $(0.01) to breakeven assuming an estimated non-GAAP weighted average 22.0 million diluted shares outstanding and an estimated tax provision of $360,000.

•	For the full year of 2012, non-GAAP revenue, which excludes the write-down of the acquired deferred revenue, is expected to be in the range of $169.9 million to $171.4 million. For the full year of 2012 non-GAAP EPS, which excludes stock-based compensation, amortization of intangible assets and acquisition related expenses, is expected to be in the range of $0.35 to $0.37 assuming an estimated non-GAAP weighted average 24.5 million diluted shares outstanding and an estimated tax provision of $1.5 million. Free cash flow is expected to range from $15.0 million to $16.0 million. Capital expenditures are expected to be $4.0 million.

The guidance above includes the following for the iContact acquisition, which closed on February 24th:

For the first quarter of 2012, non-GAAP revenue, which excludes the write-down of the acquired deferred revenue, is expected to be $4.6 million. Non-GAAP EPS, which excludes stock-based compensation, amortization of intangible assets and acquisition related expenses, is expected to be $(0.01) assuming an additional 300,000 of non-GAAP weighted average diluted shares outstanding. For the full year of 2012, non-GAAP revenue, which excludes the write-down of the acquired deferred revenue, is expected to be $41.9 million. For the full year of 2012, non-GAAP EPS, which excludes stock-based compensation, amortization of intangible assets and acquisition related expenses, is expected to be $(0.04) assuming an additional 3.0 million of non-GAAP weighted average diluted shares outstanding. The acquisition is expected to reduce free cash flow for the full year of 2012 by $2.0 million. The financial impact of the acquisition on a GAAP basis cannot be estimated until the allocation of the purchase price is completed in the first quarter. Vocus currently expects that the reduction of EPS in the first quarter and the full year of 2012 will be significantly greater on a GAAP basis than on a non-GAAP basis due to the amortization of acquired intangible assets and acquisition related expenses. Please refer to section “Use of Non-GAAP Financial Measures” for further discussion of non-GAAP measures.

Conference Call Information

Vocus will discuss the financial results and business highlights of the fourth quarter and full year of 2011 in a conference call at 4:30 p.m. ET, or 1:30 p.m. PT, today. Investors are invited to listen to a live audio webcast of the conference call on the Investor Relations section of the Company’s website at http://onlinepressroom.net/vocus/ir/webcast/. A replay of the webcast will be available approximately one hour after the conclusion of the call and will remain available for 30 calendar days following the conference call. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will be available until March 6, 2012 at 11:59 p.m. ET and can be accessed by dialing (404) 537-3406 or (855) 859-2056 and entering conference number 25054607.

About Vocus, Inc.

Vocus (Nasdaq: VOCS) is a leading provider of cloud-based marketing and PR software that helps businesses reach and influence buyers across social networks, online and through the media. Vocus provides an integrated suite that combines social marketing, search marketing, email marketing and publicity into a comprehensive solution to help businesses attract, engage and retain customers.  Vocus is used by more than 120,000 organizations worldwide and is available in seven languages. For more information, please visit www.vocus.com or call (800) 345-5572.

Forward-Looking Statement

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions. This press release contains forward-looking statements relating to, among other things, Vocus’ expectations and assumptions concerning future financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Vocus’ filings with the Securities and Exchange Commission.

The risks and uncertainties referred to above include, but are not limited to, risks associated with possible fluctuations in our operating results and rate of growth, our history of operating losses, risks associated with acquisitions, including our ability to successfully integrate acquired businesses, risks associated with our foreign operations, interruptions or delays in our service or our web hosting, our business model, breach of our security measures, the emerging market in which we operate, our relatively limited operating history, our ability to hire, retain, and motivate our employees and manage our growth, competition, our ability to continue to release and gain customer acceptance of new and improved versions of our service, successful customer deployment and utilization of our services, fluctuations in the number of shares outstanding, foreign currency exchange rates and interest rates.

Vocus, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands)

	December 31,	December 31,
	2010 *	2011
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$94,918	$98,284
Short-term investments	5,496	9,895
Accounts receivable, net	20,846	23,504
Deferred income taxes	365	82
Prepaid expenses and other current assets	3,790	1,966

Total current assets	125,415	133,731
Property, equipment and software, net	6,183	17,843
Intangible assets, net	7,534	5,094
Goodwill	26,278	38,029
Deferred income taxes, net of current portion	8,314	—
Other assets	156	1,046

Total assets	$173,880	$195,743

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses (including contingent consideration of $1,287 and $6,795 at	$9,456	$17,883
December 31, 2010 and 2011, respectively)
Notes payable and capital lease obligations	152	176
Deferred revenue	55,722	62,010

Total current liabilities	65,330	80,069
Notes payable and capital lease obligations, net of current portion	192	854
Other liabilities	2,005	8,331
Deferred income taxes, net of current portion	1,065	2,781
Deferred revenue, net of current portion	854	987

Total liabilities	69,446	93,022
Stockholders’ equity:
Common stock	204	218
Additional paid-in capital	166,985	200,273
Treasury stock	(28,417)	(48,423)
Accumulated other comprehensive loss	(175)	(607)
Accumulated deficit	(34,163)	(48,740)

Total stockholders’ equity	104,434	102,721

Total liabilities and stockholders’ equity	$173,880	$195,743

* In accordance with ASC 805, balances as of December 31, 2010 reflect adjustments made during the measurement period to the final purchase price allocation resulting in reductions to goodwill of $617 and to accrued expenses and other liabilities of $70 and $547, respectively.

Vocus, Inc. and Subsidiaries

Consolidated Statements of Operations

(dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2011	2010	2011
	(unaudited)	(unaudited)		(unaudited)
Revenues	$26,007	$30,519	$96,760	$114,874
Cost of revenues	4,868	5,737	18,932	21,857

Gross profit	21,139	24,782	77,828	93,017
Operating expenses:
Sales and marketing	13,384	15,121	49,620	57,543
Research and development	1,675	1,973	5,891	7,561
General and administrative	6,330	6,967	23,587	30,129
Amortization of intangible assets	616	328	2,298	2,021

Total operating expenses	22,005	24,389	81,396	97,254
Income (loss) from operations	(866)	393	(3,568)	(4,237)
Other income (expense)	(29)	50	71	279

Income (loss) before provision (benefit) for income taxes	(895)	443	(3,497)	(3,958)
Provision (benefit) for income taxes	(498)	12,195	178	10,619

Net loss	$(397)	$(11,752)	$(3,675)	$(14,577)

Net loss per share:
Basic and diluted	$(0.02)	$(0.63)	$(0.21)	$(0.78)
Weighted average shares outstanding used in computing per share amounts:
Basic and diluted	17,833,206	18,736,771	17,921,238	18,743,305

Vocus, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2011	2010	2011
	(unaudited)	(unaudited)		(unaudited)
Cash flows from operating activities:
Net loss	$(397)	$(11,752)	$(3,675)	$(14,577)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,262	1,322	4,411	5,156
Other non-cash charges, net	3,090	16,274	12,579	27,221
Excess tax benefits from equity awards	(156)	(34)	(883)	(34)
Payments of contingent consideration for business acquisitions in excess of fair value on acquisition date	—	—	—	(147)
Changes in operating assets and liabilities	1,971	504	5,298	13,525

Net cash provided by operating activities	5,770	6,314	17,730	31,144
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(1,025)	—	(9,851)	(6,947)
Net change in available-for-sale securities	187	(4,807)	13,345	(4,517)
Purchases of property, equipment and software, net	(1,206)	(458)	(2,597)	(13,744)
Software development costs	(32)	(75)	(446)	(305)

Net cash provided by (used in) investing activities	(2,076)	(5,340)	451	(25,513)
Cash flows from financing activities:
Purchases of common stock	—	(3,898)	(13,503)	(20,006)
Proceeds from exercises of stock options	3,777	16	4,163	18,952
Payments of contingent consideration for business acquisitions	—	—	—	(1,289)
Excess tax benefits from equity awards	156	34	883	34
Net proceeds from (payments on) notes payable and capital lease obligations	(57)	(38)	(317)	263

Net cash provided by (used in) financing activities	3,876	(3,886)	(8,774)	(2,046)
Effect of exchange rate changes on cash and cash equivalents	(145)	(232)	(306)	(219)

Net increase (decrease) in cash and cash equivalents	7,425	(3,144)	9,101	3,366
Cash and cash equivalents, beginning of period	87,493	101,428	85,817	94,918

Cash and cash equivalents, end of period	$94,918	$98,284	$94,918	$98,284

Use of Non-GAAP Financial Measures

Vocus provides non-GAAP measures for revenue, income from operations, net income, diluted net income per share and free cash flow as supplemental information.

We define non-GAAP revenue as GAAP revenue adjusted for the impact of the fair value adjustment to deferred revenue related to purchase accounting. Management believes the adjustment is useful to investors as a more accurate measure of our ongoing performance from the acquisitions.

We define non-GAAP income from operations as GAAP income from operations including the impact of non-GAAP revenue and excluding stock-based compensation, amortization of acquired intangible assets, fair value adjustments to contingent consideration and acquisition related expenses.

We define non-GAAP net income as GAAP net income including the impact of non-GAAP revenue and excluding stock-based compensation, amortization of acquired intangible assets, fair value adjustments to contingent consideration including the effect of foreign currencies, acquisition related expenses and income tax expense related to the valuation allowance established against a portion of deferred tax assets.

Stock-based compensation included in our GAAP financial results relates to stock option and restricted stock awards. Companies record stock-based compensation by applying varying valuation methodologies and subjective assumptions to different types of equity awards. Amortization of acquired intangible assets included in our GAAP financial results consists of amortization of non-compete agreements, trade names, purchased technology and customer relationships that are not expected to be replaced when fully amortized, as a depreciable tangible asset might. Amortization expense can vary from period to period due to the timing and size of our acquisitions. Our GAAP financial results include adjustments to the fair value of contingent consideration for acquisition earn-outs as of each reporting date from the fair value recorded on the acquisition date. Acquisition related expenses included in our GAAP general and administrative costs consists of professional fees for legal, accounting and other advisory services, integration related professional services, severance costs and retention payments incurred during the reporting period in connection with our acquired businesses. The income tax expense related to the establishment of a valuation allowance against a portion of our deferred tax assets is a non-cash expense that is not considered part of ongoing operations. It is the opinion of management that it is more likely than not that some or all of the deferred tax assets will not be realized, therefore the valuation allowance is recorded against the deferred tax assets. Management believes these non-GAAP measures allow management and investors to make meaningful comparisons between our operating results and those of the other companies, as well as provide a consistent comparison of our relative historical financial performance.

We define free cash flow as cash flow from operations less net capital expenditures, capitalized software development costs plus the excess tax benefits from equity awards and payments of contingent consideration for business acquisitions in excess of fair value on acquisition date. Management considers free cash flow to be a liquidity measure which provides useful information to management and investors regarding our ability to generate cash from operations that is available for acquisitions and other investments. Our definition of free cash flow may be different from definitions used by other companies.

Management uses non-GAAP income from operations, non-GAAP net income and free cash flow to evaluate operating performance, determine incentive compensation and to prepare operating budgets and determine the appropriate levels of capital investments. However, management believes that non-GAAP income from operations, non-GAAP net income and free cash flow are subject to material limitations since they may not be indicative of ongoing operating results. Management compensates for the limitations in the use of non-GAAP measures by also utilizing GAAP financial measures and by providing investors with a detailed reconciliation between our GAAP and non-GAAP financial results. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in our SEC filings.

Vocus, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2011	2010	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of GAAP revenue to non-GAAP revenue:
GAAP revenue	$26,007	$30,519	$96,760	$114,874
Fair value adjustment to deferred revenue	300	—	1,100	181

Non-GAAP revenue	$26,307	$30,519	$97,860	$115,055

Reconciliation of GAAP income (loss) from operations to non-GAAP income from operations:
Income (loss) from operations	$(866)	$393	$(3,568)	$(4,237)
Stock-based compensation	3,200	3,462	12,619	14,740
Amortization of intangible assets	667	446	2,435	2,501
Fair value adjustment to deferred revenue	300	—	1,100	181
Fair value adjustments to contingent consideration	67	819	548	1,941
Acquisition related expenses	39	—	1,052	187

Non-GAAP income from operations	$3,407	$5,120	$14,186	$15,313

Reconciliation of GAAP net loss to non-GAAP net income:
Net loss	$(397)	$(11,752)	$(3,675)	$(14,577)
Stock-based compensation	3,200	3,462	12,619	14,740
Amortization of intangible assets	667	446	2,435	2,501
Fair value adjustment to deferred revenue	300	—	1,100	181
Fair value adjustments to contingent consideration including effects of foreign currency	100	845	581	1,890
Acquisition related expenses	39	—	1,052	187
Valuation allowance on deferred tax assets	—	11,821	—	11,821

Non-GAAP net income	$3,909	$4,822	$14,112	$16,743

Non-GAAP diluted net income per share	$0.19	$0.24	$0.71	$0.81
Non-GAAP diluted weighted average shares used in computing per share amounts	20,213,301	20,422,288	19,885,327	20,735,931
Reconciliation of GAAP diluted weighted average shares outstanding to non-GAAP diluted weighted average shares outstanding:
GAAP diluted weighted average shares outstanding	17,833,206	18,736,771	17,921,238	18,743,305
Treasury stock effect of outstanding equity securities and effect of stock-based compensation	2,380,095	1,685,517	1,964,089	1,992,626

Non-GAAP diluted weighted average shares outstanding	20,213,301	20,422,288	19,885,327	20,735,931

Supplemental information of stock-based compensation included in:
Cost of revenues	$342	$358	$1,590	$1,575
Sales and marketing	885	922	3,253	4,126
Research and development	352	511	1,506	2,079
General and administrative	1,621	1,671	6,270	6,960

Total stock-based compensation	$3,200	$3,462	$12,619	$14,740

Reconciliation of cash flow from operations to free cash flow:
Net cash provided by operating activities	$5,770	$6,314	$17,730	$31,144
Purchases of property, equipment and software, net	(1,206)	(458)	(2,597)	(13,744)
Software development costs	(32)	(75)	(446)	(305)
Excess tax benefits from equity awards	156	34	883	34
Payments of contingent consideration for business acquisitions in excess of fair value on acquisition date	—	—	—	147

Free cash flow	$4,688	$5,815	$15,570	$17,276